EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the use in this annual report on Form 10KSB of Interlock Services, Inc. (d/b/a New York International Commerce Group, Inc.) of our report dated May 14, 2001 (which report contains an emphasis paragraph relating to substantial doubt about entity's ability to continue as a going concern) relating to the financial statements of Interlock Services, Inc. (d/b/a New York International Commerce Group, Inc.), as of December 31, 2000 and for the period from inception (June 30, 1997) through December 31, 2000 appearing in such annual report.


/s/ Cuthill & Eddy LLP
Cuthill & Eddy LLP
Winterpark, Florida
April 16, 2002